Exhibit 10.1

November 8, 2021

Panera Brands, Inc.

3630 South Geyer Road, Suite 100

St. Louis, Missouri 63127

USHG Acquisition Corp.

53 Broadway, 17th Floor

New York, New York 10010

Re: Sponsor Letter Agreement

Ladies and Gentlemen:

This letter agreement (“Sponsor Letter Agreement”) is being delivered to you in accordance with that certain Investment Agreement and Plan of Merger (the “Merger Agreement”), dated the date hereof, by and among USHG Acquisition Corp., a Delaware corporation (“SPAC”), Panera Brands, Inc., a Delaware corporation (the “Company”), and Rye Merger Sub Inc., a Delaware corporation (“Merger Sub”), pursuant to which Merger Sub will merge with and into SPAC (“Merger”), with SPAC surviving the Merger as a wholly owned subsidiary of the Company. In order to induce the Company and SPAC to enter into the Merger Agreement and proceed with the Merger, and in recognition of the benefit that the Merger will confer on the undersigned, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, USHG Investments, LLC, a Delaware limited liability company (the “Sponsor”), and Share Our Strength, a 501(c)(3) nonprofit organization (together with Sponsor, the “Insiders”), each hereby agrees with the Company and SPAC as follows:

1. Each Insider will (i) vote all shares of Class B common stock of SPAC, par value $0.0001 per share (“Sponsor Shares”), and all shares of Class A common stock of SPAC, par value $0.0001 per share (“SPAC Shares”) (including all SPAC Shares issuable upon the conversion of Sponsor Shares and all SPAC Shares underlying units of SPAC) beneficially owned by it in favor of the Merger and each other proposal related to the Merger included on the agenda for the special meeting of stockholders relating to the Merger, (ii) when such meeting of stockholders is held, appear at such meeting or otherwise cause the Sponsor Shares and SPAC Shares beneficially owned by it to be counted as present thereat for the purpose of establishing a quorum and (iii) vote all Sponsor Shares and SPAC Shares beneficially owned by it against any action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of SPAC under the Merger Agreement or result in a breach of any covenant or other obligation or agreement of the Insiders contained in this Sponsor Letter Agreement. Each Insider hereby waives any right to exercise redemption rights with respect to any of the SPAC Shares owned by the undersigned and agrees not to seek redemption with respect to such SPAC Shares (or sell such shares to the Company in any tender offer) in connection with any stockholder vote in connection with the Business Combination (as defined in the Existing Letter Agreement (as defined herein)). The obligations of the Insiders specified in this paragraph 1 shall apply whether or not the Merger or any action described above is recommended by the board of directors of SPAC (the “SPAC Board”) or the SPAC Board has effected a SPAC Change in Recommendation (as defined in the Merger Agreement).

2. Each Insider hereby agrees to enter into a customary lock-up agreement (the “Lockup Agreement”) with the managing underwriters in the Company IPO (as defined in the Merger Agreement) pursuant to which each Insider shall agree that it shall not Transfer (as defined herein) any shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), other than as expressly permitted by such agreement, for the period required by the managing underwriters in the Company IPO (which shall not exceed 180 days following the date of the underwriting agreement relating to the Company IPO and shall be commensurate with the lock-up period of shortest duration set forth in any lock-up agreement entered into by any director, officer or shareholder that is an Affiliate (as defined in the Merger Agreement) of JAB (as defined below), with the managing underwriters in the Company IPO); provided, that, if prior to the expiration date of the lock-up in the Lockup Agreement, the managing underwriters in the Company IPO release JAB or any of its Affiliates from the terms of such lockup agreement entered into by JAB or any of its Affiliates in connection with the Company IPO, JAB shall request that the managing underwriters also release each Insider from the terms of the Lockup Agreement to permit each Insider to Transfer a number of Merger Shares (as defined below) beneficially owned by it as otherwise permitted by this Sponsor Letter Agreement.

3. Each Insider agrees that it shall not Transfer any Sponsor Shares, SPAC Shares or any shares of Common Stock that are received by such Insider as part of the Aggregate Transaction Share Consideration in the Merger, (such shares of Common Stock, the “Merger Shares”, which, for the avoidance of doubt, excludes shares of Common Stock, if any, acquired by the Insiders in the open market and shares of Common Stock underlying the Private Placement Warrants) (collectively, the “Restricted Shares”) beneficially owned by it until the earlier of (1) the third anniversary of the Closing Date (as defined in the Merger Agreement) and (2) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property, except in accordance with this paragraph 3. Notwithstanding the foregoing, (i) each Insider may effect a Permitted Transfer of any Sponsor Shares, SPAC Shares or Merger Shares beneficially owned by it, (ii) following the expiration of the Lockup Agreement until the third anniversary of the Closing Date (the “Extended Lockup Date”), each Insider may Transfer up to thirty-three percent (33%) of the total number of such Insider’s Merger Shares, (iii) following the Extended Lockup Date, each Insider may Transfer the remaining Merger Shares beneficially owned by it; provided, that, if prior to the Extended Lockup Date, JAB or any of its Affiliates Transfers a number of JAB Owned Shares (other than (x) JAB Owned Shares Transferred to current minority partners of Pret Panera GP III G.P. in redemption of their partnership interests therein and (y) JAB Owned Shares sold by JAB or any of its Affiliates to public investors in the Company IPO, if any), then each Insider shall be permitted to Transfer an additional Pro Rata number of Merger Shares beneficially owned by it and (iv) in the event that (a) the Parties (as defined in the Merger Agreement) and the Sponsor have consulted in good faith and determined that the Intended Tax Treatment should not apply to the Merger or (b) prior to the Extended Lockup Date, the Intended Tax Treatment (as defined in the Merger Agreement) does not apply to the Merger, as established by a final determination (within the meaning of Section 1313(a) of the Code (as defined in the Merger Agreement)), then each Insider may Transfer (in addition to those permitted to be Transferred under the preceding clause (ii)) such number of Merger Shares beneficially owned by it as is necessary to satisfy any Tax (as defined in the Merger Agreement) Liability (as defined in the Merger Agreement) incurred as a result of the Transactions (as defined in the Merger Agreement).

(a) Definitions:

(i) “JAB” means JAB Holdings B.V.

(ii) “JAB Owned Shares” means such number of shares of Common Stock beneficially owned by JAB, excluding, for purposes of determining such amount, with respect to any entity owned jointly by JAB and JAB Consumer Partners SCA SICAR (the “JCP Fund”), a number of shares of Common Stock equal to the total number of shares of Common Stock beneficially owned by such jointly owned entity multiplied by the JCP Fund’s economic percentage ownership interest in such entity (it being understood, that the intent of the parties hereto is for “JAB Owned Shares” to include only those shares of Common Stock in which JAB has a pecuniary interest and upon a liquidation of both Pret Panera III G.P. and Pret Panera Holdings B.V. would have sole dispositive power over).

(iii) “Permitted Transfer” means any Transfer (1) to SPAC’s officers or directors, any Affiliates or family member of any of SPAC’s officers or directors, any members or partners of the Insiders or their respective Affiliates, any Affiliates of the Insiders, or any employees of such Affiliates; (2) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; (3) in the case of an individual, (a) by gift to a member of such individual’s immediate family, (b) to a trust the beneficiary of which is such individual, a member of such individual’s immediate family or an Affiliate of such individual or (c) to a charitable organization; (4) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; and (5) in the case of an individual, pursuant to a qualified domestic relations order; provided, that any transferee of any Permitted Transfer must enter into a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by this Sponsor Letter Agreement prior to the occurrence of such transfer.

(iv) “Pro Rata” means such number of shares of Common Stock held by each Insider representing the same percentage of JAB Owned Shares Transferred by JAB or any of its Affiliates (other than (x) JAB Owned Shares Transferred to current minority partners of Pret Panera GP III G.P. in redemption of their partnership interests therein and (y) JAB Owned Shares sold by JAB or any of its Affiliates to public investors in the Company IPO, if any) (e.g., if JAB Transfers 40% of the JAB Owned Shares as of the Closing Date, then prior to the Extended Lockup Date, each Insider (including their respective Permitted Transfers) shall be permitted to Transfer shares of Common Stock representing forty percent (40%) of all shares of Common Stock beneficially owned by each Insider as of the expiration of the Lockup Agreement in addition to the thirty-three percent (33%) of all of shares of Common Stock beneficially owned by each Insider as of the Closing as permitted by Section 3(ii) of this Agreement) to be transferred following the expiration of the Lockup Agreement.

(v) “Transfer” shall mean, directly or indirectly, (1) the sale or assignment of, offer to sell, contract or agreement to sell, grant of any option to purchase or other disposition of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act (as defined in the Merger Agreement) with respect to, Restricted Shares, (2) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or any other derivative transaction with respect to, Restricted Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (3) the public announcement of any intention to effect any transaction specified in clause (1) or (2). For the avoidance of doubt, Transfers of shares of Common Stock by Pret Panera III G.P. or Pret Panera Holdings B.V. to the JCP Fund shall not be deemed a Transfer.

4. Each Insider acknowledges that Sponsor is a party to a letter agreement with SPAC dated February 24, 2021 (“Existing Letter Agreement”), which includes, among other things, an agreement to vote Sponsor’s Sponsor Shares and SPAC Shares in favor of a Business Combination, transfer restrictions with respect to the Sponsor Shares and SPAC Shares, and a waiver of any and all right, title, interest or claim of any kind in or to any distribution of the trust account into which a portion of the net proceeds of SPAC’s initial public offering were deposited. Each Insider acknowledges and agrees that this Sponsor Letter Agreement is made in addition to, and does not amend, modify, terminate, or replace, the Existing Letter Agreement, and the Existing Letter Agreement remains in full force and effect.

5. Subject to the Lockup Agreement, the Sponsor agrees that it shall not Transfer, assign or sell (i) any Private Placement Warrants (as defined the Existing Letter Agreement) or (ii) any Company Warrants (as defined in the Merger Agreement) received as consideration by the Insiders in exchange for the SPAC Warrants (as defined in the Merger Agreement) in connection with the Merger, in each case, until 30 days after the consummation of the Merger; provided, however, that the foregoing shall not apply to Permitted Transfers; provided, that any transferee of any Permitted Transfer must enter into a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by this Sponsor Letter Agreement prior to the occurrence of such Transfer.

6. This Sponsor Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court sitting in the Borough of Manhattan, State of New York, New York County), without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Each Insider hereby (i) agrees that any action, proceeding or claim against him arising out of or relating in any way to this Sponsor Letter Agreement (a “Proceeding”) shall be brought and enforced in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court sitting in the Borough of Manhattan, State of New York, New York County), and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive and (ii) waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Each Insider agrees that service of any process, summons, notice or document by registered mail to such Insider’s respective address set forth below its signature hereto shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

7. This Sponsor Letter Agreement and the Existing Letter Agreement constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. In the event of any inconsistency, conflict or ambiguity as to the rights and obligations of the parties hereto under this Sponsor Letter Agreement and the Existing Letter Agreement, the terms of this Sponsor Letter Agreement shall control and supersede any such inconsistency, conflict or ambiguity. This Sponsor Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

8. Each Insider hereby agrees and acknowledges that: (i) SPAC and the Company would be irreparably injured in the event of a breach of such Insider’s respective obligations of this Sponsor Letter Agreement, (ii) monetary damages may not be an adequate remedy for such breach and (iii) SPAC and the Company shall be entitled to seek injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

9. This Sponsor Letter Agreement shall be binding on each Insider and its respective successors and assigns. This Sponsor Letter Agreement shall terminate on the earlier of (i) the expiration of the Extended Lockup Date and (ii) the termination of the Merger Agreement in accordance with its terms; provided, that such termination shall not relieve the Insiders from liability for any breach of this Sponsor Letter Agreement prior to its termination. Prior to any valid termination of the Merger Agreement, each Insider shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws (as defined in the Merger Agreement) to consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein.

10. This Sponsor Letter Agreement and any amendment hereto may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Sponsor Letter Agreement or any amendment hereto by electronic means, including docusign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Sponsor Letter Agreement or any amendment hereto.

11. Whenever possible, each provision of this Sponsor Letter Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Sponsor Letter Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Sponsor Letter Agreement shall remain in full force and effect so long as the substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision of this Sponsor Letter Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall negotiate in good faith to modify this Sponsor Letter Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

[Signature Page Follows]

Very truly yours,

USHG INVESTMENTS, LLC

By:	/s/ Avisheh Avini

Name:	Avisheh Avini
Title:	Chief Legal Officer

SHARE OUR STRENGTH

By:	/s/ Thomas Nelson

Name:	Thomas Nelson
Title:	Chief Executive Officer

ACKNOWLEDGED AND AGREED:

PANERA BRANDS, INC.

By:	/s/ Niren Chaudhary

Name:	Niren Chaudhary
Title:	President and Chief Executive Officer

USHG ACQUISITION CORP.

By:	/s/ Adam D. Sokoloff

Name:	Adam D. Sokoloff
Title:	Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]